Exhibit (e)(36)
NON-DISCLOSURE, INVENTIONS ASSIGNMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT
This Non-Disclosure, Inventions Assignment, Non-Competition and Non-Solicitation Agreement (this “Agreement”) is entered into as of the date set forth below (the “Effective Date”) between ArQule, Inc., a Delaware corporation, on behalf of itself and its successors, subsidiaries, and affiliates (collectively, the “Company”), and me, the undersigned, in consideration of the mutually agreed consideration set forth in Section 1 below.
1.   Mutually Agreed Consideration
The Company and I acknowledge and agree that I am entering into this Agreement in connection with the sale of ArQule Inc pursuant to the terms of the Agreement and Plan of Merger, dated as of December 6, 2019, among Merck & Co. Inc., a New Jersey corporation (“Parent”), a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ArQule, Inc. (the “Merger Agreement”), and in consideration for the significant consideration that I will receive from such sale, including (a) payment for my ArQule, Inc. equity and equity awards pursuant to the terms Merger Agreement (b) modifications with respect to the terms of my ArQule, Inc. 2019 annual bonus in accordance with the terms set forth in the Merger Agreement, and (c) other valuable consideration set forth in the Merger Agreement, the sufficiency of which I hereby acknowledge.
2.   Confidential Information and Proprietary Materials
I understand that the Company continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships, and financial affairs (as further defined below, the “Confidential Information”) and valuable Proprietary Materials (as defined below) which have become known to me in connection with my employment.
I acknowledge that all Proprietary Materials and all Confidential Information are and shall remain the exclusive property of the Company or of the third party providing such Proprietary Materials or Confidential Information to me or the Company. By way of illustration, but not limitation, Confidential Information may include Inventions (as defined below), data, reports, records, trade secrets, know-how, discoveries, intellectual property, technical data or specifications, methods, formulations, processes, techniques, information related to compounds, derivatives and improvements, information related to manufacturing, business or financial information, information related to research and development activities, product and marketing plans, employee, customer and supplier information, and information disclosed to the Company or to me by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, software, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer information, internal financial data, and other documents and records of the Company, whether or not in writing and whether or not labelled or identified as confidential or proprietary. As used in this Agreement “Proprietary Materials” shall include, without limitation: any and all reagents, substances, assays, chemical compounds, biological materials, cells or cell lines, organisms and progeny, as well as any and all derivatives or replications derived from or relating to such materials.
I agree that I shall not, at any time, publish, disclose, or otherwise make available to any third party, other than employees of the Company, any Confidential Information or Proprietary Materials except as expressly authorized in writing by the Company. I agree that I shall use such Confidential Information and Proprietary Materials only in the performance of my duties for the Company and in accordance with any Company policies regarding the protection of Confidential Information and Proprietary Materials. I agree not to use such Confidential Information or Proprietary Materials for my own benefit or for the benefit of any person or business entity other than the Company.
I agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information and Proprietary Materials in my possession. I further agree not to remove any Proprietary Materials or materials containing Confidential Information from the Company’s premises except to the
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extent necessary to my employment. Upon the termination of my employment, or at any time upon the Company’s request, I shall return immediately to the Company any and all Proprietary Materials and any materials containing any Confidential Information then in my possession or under my control.
Confidential Information shall not include information that (a) is or becomes part of the public domain by publication or otherwise through no fault of mine; (b) was known to me at the time it was disclosed as evidenced by documentary evidence; or (c) is lawfully and in good faith made available to me by a third party who did not derive it from the Company and who is not under an obligation of confidentiality to the Company.
Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulations, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order and provided that, unless prohibited by court order from doing so, I give Company advance notice that a Court or agency is requiring such disclosure of the Confidential Information and allow Company an opportunity to object to such disclosure before I provide the Confidential Information. Nothing in this Agreement prohibits or restricts me (or my attorney) from initiating communications directly with, responding to an inquiry from, providing testimony before, or disclosing documents or information (other than attorney-client privileged communications) to government agencies about possible violations of federal, state, or local laws without giving notice to, or receiving authorization from, Company. Further, consistent with applicable law, I acknowledge that the Company is hereby notifying me of the following provisions of the Defend Trade Secrets Act of 2016: (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
3.   Assignment of Inventions
I agree promptly to disclose to the Company any and all ideas, concepts, discoveries, inventions, developments, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, know-how, and Proprietary Materials that relate, directly or indirectly, to the business of the Company or that arise out of my employment with the Company and that are conceived, devised, invented, developed, or reduced to practice or tangible medium by me, under my direction, or jointly by me and others during any period that I am employed or engaged by the Company, whether or not during normal working hours or on the premises of the Company (“Inventions”).
I agree that all such Inventions shall be the sole and exclusive property of the Company. To the extent possible, such Inventions shall each be considered a “Work Made For Hire” by me for the Company within the meaning of the U.S. Copyright Act. To the extent the Inventions may not be considered a Work Made For Hire, I hereby assign to the Company all of my right, title, and interest to the Inventions and any and all related patent rights, copyrights, and applications and registrations for such patent rights and copyrights. I also hereby waive any and all moral or other rights in the Inventions. During and after my employment, I shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions and I shall execute all documents that the Company shall reasonably request in order to perfect the Company’s rights in the Inventions. I hereby appoint the Company my attorney to execute and deliver any such documents on my behalf in the event I should fail or refuse to do so within a reasonable period of time following the Company’s request.
I further represent that the attached Schedule A contains a complete list of all inventions made, conceived, or first reduced to practice by me, under my direction, or jointly by me and others prior to my employment with the Company (“Prior Inventions”) and that are not assigned to the Company under the terms of this Agreement. If there are no Prior Inventions listed in Schedule A, I represent that there are no such Prior Inventions.
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4.   Other Business Relationships
I hereby represent to the Company that, except as identified on Schedule B, I am not bound by any agreement or any other previous or existing business relationship that conflicts with or prevents the full performance of my duties and obligations to the Company (including my duties and obligations under this or any other agreement with the Company) during my employment, such as confidentiality agreements or covenants restricting future employment.
I understand that the Company does not desire to acquire from me any trade secrets, know-how, or confidential business information that I may have acquired from others. Therefore, I agree that during my employment with the Company, I will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom I have an agreement or to whom I owe a duty to keep such information in confidence. Those persons or entities with whom I have such agreements or to whom I owe such a duty are identified on Schedule B.
5.   Non-Competition; Non-Solicitation
I acknowledge the highly competitive nature of the business of the Company, and accordingly, in order to protect the Company’s confidential and proprietary information, trade secrets, good will, and other legitimate business interests, agree as follows:
A.   During the period commencing on the Effective Date and ending one (1) year following the Closing (as defined in the Merger Agreement) (the “Restricted Period”), I will not directly or indirectly, for myself or any other person or entity, alone or through any other organization or entity, including without limitation by becoming an employee, investor (except as provided below), officer, agent, consultant, partner, co-venturer, owner, member, director or otherwise, engage in any activity that competes, directly or indirectly, with any product or service manufactured, sold or under development by the Company as of the Effective Date or the Closing (“Competitive Activity”). Notwithstanding the foregoing, I will not be deemed to be engaged directly or indirectly in any Competitive Activity if I participate in any such business solely as a passive investor in up to one percent (1%) of the equity securities of a company or partnership.
B.   During the Restricted Period, I will not directly or indirectly, for myself or any other person or entity: (a) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company or its affiliates with whom the Company or its affiliates has or is actively negotiating a written agreement as of the date as of which my employment with the Company or any of its affiliates terminates (the “Separation Date”); (b) recruit, solicit or hire any person who is, or within the six (6) month period preceding the Separation Date was, an officer, director or employee of the Company or any of its affiliates or was a scientific consultant with an exclusive arrangement with the Company or any of its affiliates; or (c) induce or attempt to induce any officer, director, employee, consultant, agent or representative of the Company or any of its affiliates to discontinue his or her relationship with the Company or any of its affiliates or to commence an employment or other business relationship with another entity.
6.   No Obligation of Continued Employment; Change in Position or Role
I understand that this Agreement does not constitute a contract of employment or create an obligation on the part of the Company to continue my employment with the Company. I further understand that my obligations under this Agreement shall not be diminished by any change in my position, title, or function with, or compensation by, the Company or any affiliate.
7.   Acknowledgment of Reasonableness; Remedies
I understand and acknowledge that the Company has expended substantial time, expense and effort in developing and maintaining its Confidential Information and Proprietary Materials and its good will with its customers, partners, licensors, licensees and other business relations, and employees, which good will I acknowledge and agree belongs exclusively to the Company, including, but not limited to, any good will created as a result of direct or indirect contacts or relationships between me and any customers, partners,
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licensors, licensees or other business relations, or employees, of the Company. I also acknowledge and agree that in my position, I have had access to and use the Company’s Confidential Information and Proprietary Materials in the performance of my duties. I further acknowledge and agree that the Company makes reasonable efforts to maintain the confidentiality of its Confidential Information and Proprietary Materials, and that it derives independent economic value, actual or potential, from the same not being generally known to the public or to others who can obtain economic value from its disclosure. I therefore agree without reservation that each of the restraints contained in this Agreement is necessary for the reasonable and proper protection of the good will, Confidential Information, Proprietary Materials and other legitimate business interests of Company, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent me from obtaining other suitable employment during the period in which I am bound by them. I further agree that any breach of this Agreement by me will cause substantial and irreparable damage to the Company. I therefore agree that, in the event of such a breach or threatened breach, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to specific performance and to obtain temporary, preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond or other security. The seeking of such injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach. I further understand that my breach of any covenant of this Agreement may lead to immediate termination of my employment, and that the termination of my employment for any reason shall not limit any remedy available to the Company. The rights and remedies of the parties to this Agreement are cumulative and not alternative. I further agree that the Company shall be entitled to payment by myself of its costs and fees, including reasonable attorneys’ fees, incurred by it in enforcing the provisions of this Agreement.
8.   Time to Consider; Advice of Counsel; Acknowledgment of Voluntary Agreement
I acknowledge and agree that I have been given sufficient time of at least ten (10) business days in which to consider whether to sign this Agreement. I also acknowledge and understand that I have the right to consult with an attorney before signing this Agreement. Regardless of whether I have elected to consult an attorney, or to take the full amount of time available to consider this Agreement, I acknowledge that I have read and understand this Agreement, that I am fully aware of its legal effect, and that I have entered into this Agreement freely and voluntarily and not based upon any representations or promises other than those contained in this Agreement.
9.   Governing Law
The parties agree that this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction, and that any action, demand, claim or counterclaim relating to this Agreement (“Dispute”) shall be commenced solely in a state or federal court of competent jurisdiction in the Commonwealth of Massachusetts, except that if brought in state court, it shall be brought solely in the Business Litigation Session of the Superior Court located in Suffolk County, Massachusetts. The parties further acknowledge and agree that venue shall exclusively lie in Massachusetts, and that material witnesses and documents would be located in Massachusetts. The parties agree that any action to enforce or defend the covenants set forth in this Agreement shall be resolved by a judge only, and both parties expressly waive any right to a trial by jury.
10.   Miscellaneous
This Agreement may be assigned by the Company to (a) any entity controlled by, controlling or under common control with the Company or (b) to any successor in interest to all or substantially all of the business or assets of the Company (whether by purchase, merger, consolidation or otherwise). I may not assign or transfer any of my rights or obligations under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and other legal representatives, including, to the extent permitted by the terms of this Agreement, their assignees.
This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement. This Agreement may be changed only by a written instrument signed by both parties.
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In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.
No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. Signatures transmitted by facsimile or electronically in a .pdf file, or affixed electronically by verified method (such as through EchoSign or similar service) shall constitute original signatures for all purposes. This Agreement shall be construed as a sealed instrument.
[signature page follows]
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I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS.
12-6-19 Date	/s/ Paolo Pucci Signature
Paolo Pucci Print Name
Acknowledged and agreed to by:
ARQULE, INC.
/s/ Peter Lawrence Peter Lawrence President and COO
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SCHEDULE A
PRIOR INVENTIONS
The following is a complete list of all Prior Inventions:
                  No Prior Inventions
                  See below for description of Prior Inventions
                  Additional Sheets Attached
If I am claiming any Prior Inventions above, I agree that, if in the course of my employment with the Company, I incorporate into a Company product, process, or machine a Prior Invention owned by me or in which I have an interest, the Company shall automatically be granted and shall have a nonexclusive, royalty-free, irrevocable, transferrable, perpetual worldwide license, with the right to grant sublicenses, to make, have made, modify, use, and sell such Prior Invention as part of, or in connection with, such product, process, or machine.
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SCHEDULE B
PRIOR COMMITMENTS
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